Exhibit 10.16

PORTIONS OF THIS EXHIBIT IDENTIFIED BY [*****] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

UPMC ref.: C16/1007

COLLABORATION AGREEMENT

BETWEEN

University Pierre et Marie Curie (Paris 6), a scientific, cultural and professional public institution with registered office at 4, Place Jussieu 75252 Paris Cedex 5 Represented by Professor Jean CHAMBAZ, President,

Hereinafter referred to as the “UPMC”;

The UPMC representing for the purposes hereof:

• The CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIQUE, A scientific and technological public institution with registered office at 3-5 rue Michel Ange, 75794 PARIS CEDEX 16

Hereinafter the “CNRS”;

pursuant to a CNRS mandate to negotiate and sign this agreement in the name and on behalf of the CNRS.

The UPMC and the CNRS being hereafter jointly referred to as the “INSTITUTIONS”.

The INSTITUTIONS acting in their own name and in the name and on behalf of the Biological Adaptation and Ageing unit (UMR 8256), a mixed UPMC/CNRS research unit, directed by Professor Bertrand FRIGUET, hereinafter “Laboratory”,

ON THE ONE HAND,

AND

BIOPHYTIS, with registered office at 14 avenue de l’Opéra, 75001 Paris, duly represented by its President Mr Stanislas VEILLET

Hereinafter referred to as “BIOPHYTIS”,

ON THE OTHER HAND,

The INSTITUTIONS and BIOPHYTIS are hereinafter referred to individually as the “Party” and jointly as the “Parties”.

PREAMBLE

The UPMC, through the LABORATORY, has recognised scientific competences in the area of ageing and age-related diseases, in particular the team of Mr Onnik AGBULUT has scientific competences in the area of heart failure and muscle weakness associated with genetic diseases. The team’s basic objective is to study the molecular and physio-pathological mechanisms involved in the development of these diseases in order to develop innovative therapeutic strategies.

BIOPHYTIS specialises in the development of healthcare products, in particular candidate drugs. Biophytis has know-how in validating the physiological effects of its products in cell and tissue models and animals. Biophytis has shown significant effects of the proprietary compounds BIO101 and BIO103 on muscle cells in particular regarding protein syntheses and growth in the diameter of myotubes. In addition, in animal models subjected to these compounds, muscles are larger and contain more proteins, the expression of a key factor for proteolysis was reduced, and that of markers of myogenesis is increased

Following the discussions between BIOPHYTIS and the LABORATORY, under the pretext of a confidentiality agreement, reference Cl6/0926, the Parties decided to carry out a collaborative project in order to determine the feasibility of an in-depth study on the effects of BIO101 and BIO103 developed by BIOPHYTIS in the prevention of heart failure and also the role of these compounds in thermogenesis and the energy balance during aging.

BIOPHYTIS and the INSTITUTIONS want to develop a collaborative project with the objective of testing the effects of BIO101 and BIO103 in the prevention of heart failure.

Doctor Onnik AGBULUT, researcher at the LABORATORY (hereinafter the “Scientific Manager”), will direct the work of the LABORATORY as part of the research project titled “Effects of BIO101 and BIO103 in the prevention of heart failure and their role in thermogenesis and energy balance during aging” defined in Annex 1 (hereinafter the “Research”).

As a result of which, the following has been agreed:

ARTICLE 1 - PURPOSE

The purpose of this agreement (hereinafter the “Agreement”) is to specify the conditions for implementing the collaboration between the INSTITUTIONS and BIOPHYTIS whose research project is defined in Annex 1 hereto.

ARTICLE 2 - ORGANISATION OF THE RESEARCH

The research work concerned by this Agreement will be carried out at the Laboratory, under the scientific responsibility of the Scientific Manager, Mr Onnik AGBULUT.

The scientific contact person of BIOPHYTIS is Mr Pierre DILDA (hereinafter the “Scientific Contact Person”).

The Parties will organise, at the prior request of one of them, meetings to follow up on the Research. The Scientific Manager will provide information to BIOPHYTIS each month or as often as necessary on the progress and results of the Research. At the end of this Agreement, the Scientific Manager will send BIOPHYTIS a report summarising all of the Research results obtained (hereinafter the “Results”). The Parties will then decide whether to continue the Research. In this case, the Parties will agree by mutual consent in an amendment to this Agreement on the conditions concerning in particular the new scientific project, the financial conditions and the timeframe for its completion.

ARTICLE 3 - FINANCING

Each Party will directly cover the costs inherent to the implementation of its portion of the Research, it being understood that this condition is accepted provided that BIOPHYTIS supplies the equipment and consumables necessary for conducting the Research by the Laboratory. The Scientific Manager will inform the Scientific Contact Person of Biophytis of the needs for equipment and consumables. In the event of significant delay in supplying the equipment and consumables to the Laboratory, the Parties may agree to extend the Agreement to allow the Research to be conducted.

ARTICLE 4 - CONFIDENTIALITY AND PUBLICATION

4.1          Confidentiality

The Parties undertake to keep and grant a confidential nature to information of any kind, including the documents, equipment and software, (hereinafter the “Information”) that each one may have gathered from the other Party in connection with this agreement and during contacts with the departments of the INSTITUTIONS, as well as all documents and information relating to the Research and the Results.

However, Information will not be considered confidential for which the Receiving Party can prove that such Information:

•                  is disclosed by mutual agreement between the Parties, or that the disclosure was carried out by the Party owning it, or

•                  Is accessible to the public on the date of its disclosure or is placed in the public domain by a third party authorised to disclose it; or

•                  is already known to the Receiving Party on the effective date of this agreement as having been received from a third party entitled to have it; or

•                  was disclosed because this was imposed by the application of a mandatory legal or regulatory provision or the application of a final court decision or arbitral award; or

•                  was developed by the Party having received the Information, independently of the Information disclosed by the other Party.

The confidentiality obligations will remain in effect for the duration of this Agreement and for five (5) years after its expiry or termination.

4.2           Publications

Notwithstanding the confidentiality obligations defined in this article, the Parties may jointly decide to publish the Results, in accordance with the following provisions.

To this end, the Parties will firstly send each other, within a reasonable period, any draft communication relating to the Research so that the other Party may give its prior consent.

The other PARTY will make its decision known within a maximum of thirty days (30) calendar days from the date of notification of the request; this duly substantiated decision may consist in:

•       accepting the draft communication without reservation; or

•       requesting that the Information belonging to them be removed from the draft communication, without such removal compromising the scientific value of the publication; or

•       requesting modifications or deletion, in particular if certain information contained in the draft communication is likely to harm the industrial and/or commercial utilisation of the Information, and/or Results, without such modifications or deletions being able to compromise the scientific value of the publication; or

•       requesting that the communication be postponed if they believe that real and serious causes require this, in the individual and/or collective interest of the Parties, in particular if information contained in the draft publication or communication requires protection in respect of industrial property. The said period will be defined in the best interests of the Parties concerned, and it is henceforth agreed between the Parties that none of the Parties may refuse a publication or communication beyond a period of ninety (90) calendar days after the first presentation of the project concerned.

Without a written response from a PARTY at the end of the period of thirty (30) calendar days, its agreement will be deemed granted.

However, this confidentiality obligation cannot be used against the production by the Scientific Manager and his colleagues of an activity report that they must provide to the entity or entities that they belong to, insofar as it does not constitute a disclosure within the meaning of the industrial property laws.

ARTICLE 5 —OWNERSHIP AND UTILISATION OF THE RESULTS

5.1         Ownership of pre-existing knowledge

Each Party will remain the owner of its pre-existing knowledge; pre-existing knowledge is understood to be all scientific and technical knowledge, secret know-how, biological equipment, intellectual property rights and titles (patents, trademarks, software, database...) in the possession of each of the Parties on the effective date of this agreement or developed independently of the conducting of the Research and for which it holds rights of use.

5.2           Ownership of the Results

The Parties automatically co-own the Results in equal shares.

The Parties are free to use the Results for research purposes (excluding any commercial utilisation), alone or in collaboration with third parties, subject to, in the case of collaboration with third parties, informing the other PARTY beforehand and respecting the confidentiality obligations.

The Parties will coordinate to decide whether all or a portion of the Results must be the subject of a patent application or any other means of protection.

5.2.1 In the event that the Results make it possible to file a patent application or any other intellectual property title, the Parties agree to file this patent application or title jointly in the names of the INSTITUTIONS and BIOPHYTIS and to establish a co-ownership regulation and a utilisation license before any utilisation of the patent.

The Parties already now agree on the following management rules:

a)          BIOPHYTIS will be the entity managing the patent applications and intellectual property titles, both in France and abroad, and will therefore be responsible for preparing the intellectual property dossiers, in particular the drafting of the texts of the patent applications, filing them with the patent offices, follow-up of the procedures for obtainment, issuing, maintenance and defence before the patent offices and in the event of infringement actions. The UPMC, on behalf of the INSTITUTIONS, undertakes to assist BIOPHYTIS to the greatest possible extent in these various tasks.

b)           All of the costs of management, filing, extension, defence and, generally speaking, all costs relating to the maintenance of intellectual property, will be borne by BIOPHYTIS on behalf of the Parties.

c)            Any decision on the patent applications and intellectual property titles, both in France and abroad, require the prior written agreement of the Parties, more specifically, for the INSTITUTIONS, that of the UPMC (Université Pierre et Marie Curie, DGRTT, 4 Jussieu 75252 Paris Cedex 5) for their joint account, before filing with an intellectual property office. In addition, BIOPHYTIS undertakes to request the industrial property firm appointed by it to copy the UPMC into any correspondence and invoices relating to said title, the UPMC being obliged, on behalf of the INSTITUTIONS, to provide its possible comments within timeframes compatible with the handling of the procedure.

d)           The Parties agree that the list of (co-)inventors and/or (co-) authors will be established jointly and their names will be cited in the patent applications or titles, in accordance with the provisions of law in force, each of the Parties taking personal responsibility for remunerating its own inventors in accordance with their rules and applicable legislation;

e)            Under the reservations and conditions provided herein, the Parties undertake to provide any signature and any documents necessary for the procedures for patents or any other intellectual property title and agree that their respective researchers, cited as (co-)inventors or (co-)authors will provide all signatures and carry out any formality necessary for the filing, maintaining and defence of said titles and patents;

f)          If one of the Parties does not wish to maintain in force a title, or continue a procedure of extension abroad (including a PCT international application), of transition to national phases/regional phases, examination, obtainment or issuing of a patent application or corresponding patent in one or more countries, it will inform the other Party thereof by registered letter with acknowledgement of receipt as soon as possible before the subsequent Industrial Property expiry and before instruction with the firm, i.e. immediately after receipt of a new act to carry out to obtain the patent considered or three (3) months before the end of a one-year period, so that the other Party can, if it so desires, continue in its own name, at its sole discretion and at its expense, the above-mentioned procedures in such country or countries. In the event that one of the Parties wants to continue such procedure or procedures alone, that Party will acquire full ownership of such patents and patent applications, automatically and free of charge.

In this case, the waiving Party undertakes to provide any signature and all documents necessary for said transfer, free of charge, of its share of ownership regarding said titles, and agrees that those persons cited as inventors or authors will provide all signatures and carry out any formality necessary for the other Party to file, maintain and defend such patents and titles.

In this case, the waiving Party will no longer have the benefit of any right regarding the patent applications, corresponding patents and the related know-how, and the other Party may then grant to a third party, regardless of the scope of application envisaged, a license to utilise the patent and the related know-how.

5.2.2              In the event that a Party is not interested in filing a patent application regarding certain patentable Results or other intellectual property title, it must, as soon as possible, i.e. upon receipt of a new act to carry out in order to obtain the patent or intellectual title property in question, inform the other Party by registered letter with acknowledgement of receipt to enable it to decide whether it intends to protect said results, exclusively in its name, at its sole discretion and at its expense. The waiving Party will no longer have any right to the results concerned and the related know-how, and the other Party may grant to a third party a license to utilise these results and the related know-how, regardless of the scope of application envisaged.

In this case, the waiving Party undertakes to provide any signature and all documents necessary for said transfer free of charge of its share of ownership regarding the results and agrees that its personnel, cited as inventors or authors, will provide all signatures and carry out any formality necessary for the other Party to file, maintain and defend such patents and titles.

5.2.3              Each Party shall refrain from transferring its share of ownership of the Results, patented or not, to a third party without having obtained the other Party’s prior written consent and, prior to any total or partial transfer of a share of ownership, the transferor must inform the other co-owner, by registered letter with acknowledgement of receipt, of its intention to transfer the said share, and of the financial conditions of this transfer. The other co-owner will have a pre-emptive right with regard to the third party, under equal terms. The period of validity for exercising this right will be two (2) months from the notification of the planned transfer, and the requested Party has the possibility of notifying before the end of the period its intention not to exercise this right. If the other co-owner does not exercise its pre-emptive right at the end of this period, the transferor will automatically be authorised to transfer to the intended third party under the conditions established.

However, BIOPHYTIS will not have any pre-emptive right regarding the share of ownership of one of the INSTITUTIONS if another INSTITUTION and/or one of the inventors of the Laboratory regarding the transferred patent resulting from the Results declares himself/herself to be the transferee.

The transferring Party will ensure that the transferee undertakes to take over all of the obligations incumbent on it under this agreement.

5.3          Utilisation

Before any utilisation of the Results, the Parties must put in place a separate agreement to organize the utilisation thereof. The UPMC hereby mandates the SATT [technology transfer accelerating company] Lutech for the negotiations relating to the utilisation of the Results in its name and on its behalf.

However, it is henceforth agreed that BIOPHYTIS has an option right (hereinafter “the Option”) for a worldwide exclusive license in the sphere of activity, defined as the treatment of heart failure and obesity (hereinafter the “Sphere”), with right to sub-license.

This Option must be exercised by written notice sent to the UPMC or its agent, on behalf of the INSTITUTIONS, at any time by BIOPHYTIS and at the latest within six (6) months after the end of the Research and by presenting a development plan submitted to the UPMC or its agent indicating the development plan envisaged by BIOPHYTIS (hereinafter the “Development Plan”).

The Option will be exercised by BIOPHYTIS sending the UPMC or its representative a registered letter with acknowledgement of receipt specifying the Results for which BIOPHYTIS intends to exercise the Option. Receipt of this letter will open a period of negotiations of six (6) months during which the Parties (or their agent) undertake to negotiate a licensing agreement diligently and in good faith.

BIOPHYTIS will make its best efforts to ensure that the Results from the Research, for which BIOPHYTIS has exercised the Option, are utilised. In the event that BIOPHYTIS waives utilising such Results or does not carry out any development work for their utilisation within eighteen (18) months after the date of signing of the utilisation agreement, BIOPHYTIS undertakes:

•                                         either to return free of charge to the INSTITUTIONS its share of ownership of the Results, patented or not, from the Research,

•                                         or, at the request of the INSTITUTIONS, to grant to the INSTITUTIONS, with no initial payment, or to a third party introduced by the UPMC, an exclusive worldwide license to utilise the Results from the Research in the Sphere of activity, with a right to sub-license to any third party of its choice;

In the case of a negative notification of BIOPHYTIS or absence of reply within the period established above, it is henceforth agreed that the INSTITUTIONS may freely negotiate and grant a license, in particular an exclusive worldwide license of utilisation, to a third party in the Sphere of activity, for industrial or commercial purposes, of the Results, patented or not, from the Research.

If the Results are likely to be utilised industrially or commercially outside the Sphere of activity, the INSTITUTIONS will be free to utilise them and/or seek a third party to utilise the Results.

It is henceforth agreed between the Parties that any direct and/or indirect utilisation by a Party of the Results, patented or not, patentable or not, held in joint ownership will entail an equitable financial compensation for the benefit of the other Party, according to the terms and conditions defined later in the above-mentioned utilisation agreement and taking into account the investments of each of the Parties.

The Party will utilise the Results, directly or indirectly, at its sole expense, risk and peril.

ARTICLE 6 — EFFECTIVE DATE AND DURATION - TERMINATION

Notwithstanding the date of its signing, this agreement is entered into for a duration of 6 months (six) months from 1 July 2016, and may be renewed by means of an amendment, signed by the Parties.

Notwithstanding the termination or expiry of this Agreement, the provisions of Articles 4, 5, 7 and 8 will remain in force.

This Agreement may be terminated by either Party in case of non-fulfilment by the other Party of one or more of its obligations under this Agreement, insofar as the defaulting Party has not remedied its breach within one (1) month from the notification of its breach by registered letter with acknowledgement of receipt or has not provided proof of any hindrance resulting from a case of force majeure. Exercising this option to terminate does not release the defaulting Party from fulfilling the obligations accepted until the effective date of termination, subject to the losses that may be sustained by the plaintiff Party due to the early termination of this agreement.

In the event of early termination by BIOPHYTIS, for any reason whatsoever, it is expressly agreed between the Parties that the sums already allocated by the UPMC for staff remuneration must be actually paid to the UPMC notwithstanding early termination of this Agreement to enable the UPMC to honour its obligations towards the personnel remunerated in the context of the Research.

Article 7 - MISCELLANEOUS PROVISIONS

a)                 Non-transferability

Neither of the Parties may transfer this Agreement in full or in part to a third party without the prior written consent of the other Party.

b)                 Waiver

The fact that one of the Parties abstains from demanding the fulfilment of an obligation that such Party may claim will not under any circumstances be interpreted as a waiving on its part of the fulfilment of said obligation, nor of the fulfilment of the other obligations that it may claim under this agreement, independently of the duration of its abstention.

c)                  Independent co-contracting parties

This Agreement will not under any circumstances be interpreted as creating an association relationship or a company, even de facto, between the Parties, and each of them must be considered an independent co-contracting party.

d)                 Invalidity of a clause

If one or more stipulations of this Agreement were found to be invalid or declared invalid pursuant to a treaty, a law or regulation, or as a result of a final decision of a competent court, the other stipulations will maintain their full force and scope. The Parties will then carry out the necessary modifications without delay, complying, to the fullest extent possible, with the agreement of intent existing at the time of signing this Agreement.

e)                  Force Majeure

Each Party will be excused from fulfilling its obligations and cannot be held responsible nor liable for damages towards the other Party if the non-fulfilment is due to a case of force majeure within the meaning of the case-law based on Article 1148 of the Civil Code, or such as the disorganisation of its services resulting in particular from strike, resignation or any other event outside of its control. The Party that is unable to fulfil its contractual obligations due to a case of force majeure must immediately inform the other Party. If this inability or delay in performance due to a case of force majeure continues beyond a period of three (3) months, the other Party may terminate this Agreement by rights at any time by written notice sent to the other Party.

f)                   Communications - notifications

Any communication or notification to the attention of the Parties must be made by confirmed fax or registered letter with acknowledgement of receipt to the addresses indicated on the first page of this Agreement.

Article 8 - APPLICABLE LAW, JURISDICTION

This Agreement is governed by French law.

In the event of problems regarding the interpretation or fulfilment of this Agreement, the Parties will strive to resolve their dispute amicably. If a disagreement persists beyond four (4) months, the most diligent Party will refer the matter to competent French Courts.

[stamp:] BIOPHYTIS
102 avenue Gaston Roussel - 93230 ROMAINVILLE
Telephone: 01 41 83 66 00
Drawn up in Paris, on,	Public limited company with share capital of €1,088,427 — RCS [Trade and Companies Register] Paris 492 002 225
[stamp:] [illegible] President of the University	/s/ Stanislas Veillet
Pierre et Marie Curie, and by delegation
The Managing Director for
Research and the Transfer of Technology
[Sophie CLUET]
/s/ Jean Chambaz
BIOPHYTIS
UPMC	Stanislas VEILLET,
Jean CHAMBAZ, President	President

[stamp:] UMR 8256 - B2A - CNRS - UPMC
Professor Bertrand Friguet	[stamp:] Université Pierre et Marie Curie
Université Pierre et Marie Curie	CNRS - UMR 8256 — O. Agbulut
Bldg A- 5th floor — postal box 256	Bldg A- 5th floor — CC256
7 quai St-Bernard, 75005 Paris	7 quai St-Bernard, 75005 Paris
/s/ Dr. Bertrand Friguet	/s/ Dr. Onnik Agbulut

Initials	Dr Onnik AGBULUT
Dr Bertrand FRIGUET	Scientific Manager
Director of the laboratory	On behalf of the LABORATORY

Annex 1:

Research project

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